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                                                             Exhibit (a)(1)(vi)


[CHARTER COMMUNICATIONS LOGO]


                                                                            NEWS


PRESS RELEASE


                        CHARTER COMMUNICATIONS, INC. AND
                  CHARTER COMMUNICATIONS HOLDINGS, LLC ANNOUNCE
              EXTENSION OF EXPIRATION TIMES OF TENDER OFFERS UNTIL
                5:00 P.M., NEW YORK CITY TIME, AUGUST 13, 2003.

ST. LOUIS--(BUSINESS WIRE) -- August 12, 2003--Charter Communications, Inc. (NASDAQ: CHTR - News; the "Company" or "CCI") and its indirect subsidiary, Charter Communications Holdings, LLC ("Holdings"), announced today that the expiration times of each of CCI's pending tender offers for a portion of its convertible senior notes and Holdings' pending tender offers for a portion of its senior notes and senior discount notes are extended until 5:00 p.m., New York City time, on Wednesday, August 13, 2003, unless extended or earlier terminated. The Company and Holdings intend to fund the tender offers and the proposed paydown of up to approximately $500 million of indebtedness under their subsidiaries' bank credit facilities through a financing contemplated to raise $1.7 billion by indirect subsidiaries of the Company.

Tenders of Holdings' senior notes and senior discount notes may not be withdrawn after 12:00 midnight, New York City time, on Tuesday, August 12, 2003. This withdrawal deadline is not being extended. Notes tendered pursuant to the offers by CCI for convertible senior notes may be withdrawn at any time prior to the expiration times for such offers.

The principal purchase amount and the tender offer consideration for each $1,000 principal amount (or principal amount at maturity, in the case of senior discount notes) in each of the offers remain unchanged. CCI's and Holdings' obligations to accept notes tendered in their respective offers and pay the respective tender offer consideration are subject to a number of conditions, including obtaining sufficient financing, as fully set forth in the respective Offers to Purchase and Letters of Transmittal for the tender offers. The tables below show the principal purchase amount of each series of CCI's notes and Holdings' notes being tendered for, and the aggregate principal amount (or aggregate principal amount at maturity, in the case of Holdings' senior discount notes) of each series of CCI's notes and Holdings' notes, respectively, tendered as of 5:00 p.m., New York City time, on August 12, 2003.


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
SERIES OF CCI NOTES                                CUSIP NUMBER  PRINCIPAL AMOUNT  PRINCIPAL PURCHASE AMOUNT  AMOUNT TENDERED
                                                                 OUTSTANDING (1)
4.75% Convertible Senior Notes due 2006            16117MAC1     $632,500,000      $140,000,000               $456,267,000

5.75% Convertible Senior Notes due 2005            16117MAB3     $750,000,000      $210,000,000               $337,634,000
                                                   16117MAA5

(1)  Principal amount outstanding at June 30, 2003.


SERIES OF HOLDINGS NOTES                           CUSIP NUMBER  PRINCIPAL AMOUNT  PRINCIPAL PURCHASE AMOUNT  AMOUNT TENDERED
                                                                 OUTSTANDING (1)
8.625% Senior Notes due 2009                       16117PAE0     $1,500,000,000    $279,000,000               $  817,288,000
                                                   16117PAB6
10.000% Senior Notes due 2009                      16117PAK6     $  675,000,000    $122,000,000               $  530,684,000
10.750% Senior Notes due 2009                      16117PAT7     $  900,000,000    $159,000,000               $  718,259,000
9.625% Senior Notes due 2009                       16117PAZ3     $  700,000,000    $131,000,000               $  594,145,000
                                                   16117PAY6
10.250% Senior Notes due 2010                      16117PAL4     $  325,000,000    $ 57,000,000               $  222,554,000
11.125% Senior Notes due 2011                      16117PAV2     $  500,000,000    $ 91,000,000               $  303,233,000
                                                   16117PAQ3
10.000% Senior Notes due 2011                      16117PBB5     $  875,000,000    $164,000,000               $  720,095,000
                                                   16117PBA7
                                                   16117PBF6
9.920% Senior Discount Notes due 2011              16117PAF7     $1,475,000,000    $ 60,000,000               $1,043,269,000


(1) Principal amount (or principal amount at maturity, in the case of senior discount notes) outstanding at June 30, 2003.

Holdings may increase the principal amount (or principal amount at maturity, in the case of senior discount notes) of the notes that it is seeking to purchase depending on the amount of net proceeds that it receives from the financing by subsidiaries of the Company, but withdrawal rights will not be extended or reinstated in such event.

Citigroup Global Markets Inc. ("Citigroup") is the dealer manager for the CCI and Holdings tender offers. Questions concerning the terms of the CCI and Holdings tender offers should be directed to Citigroup's Liability Management Desk, 390 Greenwich Street, 4th Floor, New York, New York 10013, telephone:
(800) 558-3745. The Bank of New York is the depositary agent in connection with the CCI and Holdings tender offers. D.F. King & Co., Inc. is the information agent for the CCI and Holdings tender offers. Copies of the


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respective Offers to Purchase and Letters of Transmittal may be obtained from the information agent at (800) 758-5378.

About Charter Communications

Charter Communications, A Wired World Company(TM), is the nation's third-largest broadband communications company. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital Cable(R) brand and high-speed Internet access marketed under the Charter Pipeline(R) brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(R) brand. Advertising sales and production services are sold under the Charter Media(R) brand. More information about Charter can be found at www.charter.com.

Cautionary Statement Regarding Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to the Company or a person acting on its behalf are expressly qualified in their entirety by this cautionary statement.

                                         # # #

Contacts:
--------

Media                                           Analysts
Deb Seidel                                      Mary Jo Moehle
314-543-5703                                    314-543-2397
dseidel@chartercom.com                          mmoehle@chartercom.com

Dealer Manager for the Tender Offers:
Citigroup
212-723-6106 or 800-558-3745


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